Exhibit 10.1

Execution Copy

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (“Amendment”) is made effective on the date hereof to the employment agreement dated as of July 1, 2003, as amended on October 30, 2006 and December 31, 2008 (the “Employment Agreement”), among The Hain Celestial Group, Inc., a Delaware corporation (the “Company”), and Irwin D. Simon (the “Executive”).

WHEREAS, Executive has been employed by the Company pursuant to the terms of the Employment Agreement; and

WHEREAS, the parties desire to amend the Employment Agreement in accordance with the provisions of Section 7(j) of the Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Agreement and supersede the provisions of the Agreement as follows:

1. The first sentence of Section 1 of the Employment Agreement is hereby amended to change the phrase “the fourth anniversary of the date set forth above” to “June 30, 2012”.

2. Section 3(c)(ii) of the Employment Agreement is hereby deleted in its entirety.

3. Section 3 of the Employment Agreement is hereby amended to insert a new subsection (e) at the end thereof to read as follows:

“(e)	Long-Term Incentive Compensation. For each fiscal year during the Employment Period, Executive shall be eligible to receive long-term incentive compensation (“LTI”) in cash, performance-based restricted stock, performance-based restricted stock units, restricted stock, restricted stock units, stock options or any combination thereof, as determined by the Compensation Committee in its sole discretion. With respect to the total LTI awarded in any such fiscal year during the Employment Period, Executive’s LTI target award shall equal 225% of his Base Salary upon the achievement of target performance levels, with a maximum award equal to 300% of his Base Salary, based upon the level of achievement of certain Company and/or individual performance objectives and based on vesting conditions, in each case, as determined by the Compensation Committee in its sole discretion.”

4. The first sentence of Section 4(a) of the Employment Agreement is hereby amended in its entirety to read as follows:

“(a) Benefits. During the Employment Period, Executive shall be eligible to participate in (i) each welfare benefit plan sponsored or maintained by the Company, including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, and (ii) each pension, retirement, deferred compensation, savings or employee stock purchase plan sponsored or maintained by the Company, and (iii) to the extent of any awards made from time to time by the Board committee administering the plan, each stock option, restricted stock, stock bonus or similar equity-based compensation plan sponsored or maintained by the Company, in each case, whether now existing or established hereafter, to the extent that Executive is not participating in a comparable plan that, in aggregate, is at least as favorable as the aforementioned plans sponsored or maintained by the Company.”

5. The chart in Section 5(b) of the Employment Agreement is hereby amended to delete the column entitled “Severance Benefits” in its entirety.

6. Section 5(c) of the Employment Agreement is hereby amended to delete the penultimate sentence in its entirety.

7. Clause (i) of the definition of the “Additional Benefit” in Section 5(d) of the Employment Agreement is hereby amended in their entirely to read as follows:

“(i)	All of the Executive’s benefits accrued under the employee stock option, long-term incentive, pension retirement, savings and deferred compensation plans of the Company shall become vested in full (including, but not limited to, any stock options granted to the Executive during the Employment Period and any LTI awards granted in accordance with Section 3(e)); provided that in the case of any equity, equity-based or cash award vesting or payable in whole or in part based upon the achievement of performance objectives, such award shall vest and restrictions applicable to such award shall lapse, and in the case of a cash award, such cash award shall become payable, if at all, solely upon the satisfaction of the applicable performance objectives. To the extent such accelerated vesting of benefits cannot be provided under one or more of such plans consistent with the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), such benefits shall be paid to the Executive in lump sum within 10 days after termination of employment outside the applicable plan;”

8. Clauses (iii) and (iv) of the definition of “Change in Control” in Section 5(d) of the Employment Agreement are hereby amended in their entirety to read as follows:

“(iii)	the consummation of a merger, consolidation, recapitalization or reorganization of the Company or a subsidiary, reverse split of any class of Voting Securities, or an acquisition of securities or assets by the Company or a subsidiary other than any such transaction in which the holders of outstanding Voting Securities immediately prior to the transaction receive (or, in the case of a transaction involving a subsidiary and not the Company, retain), with respect to such Voting Securities, voting securities of the surviving or transferee entity representing more than 60 percent of the total voting power outstanding immediately after such transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction (to be construed in accordance with and subject to Treasury Regulation § 1.409A-3(i)(5)(vi)); or

(iv)	the consummation of a sale or disposition of all or substantially all of the Company’s assets in accordance with and subject to Treasury § 1.409A-3(i)(5)(vii).”

9. Section 5(d) of the Employment Agreement is hereby amended to delete the definitions of “Black-Scholes Value” and “Severance Benefit” in their entirety.

10. Section 5(f) of the Employment Agreement is hereby amended in its entirety to read as follows:

“(f)	Contingent Cutback.

(i)	Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment, distribution or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit and the acceleration of exercisability of any stock option) to Executive or for his benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise (a “Payment”) would be subject, in whole or in part, to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments shall be automatically reduced to an amount one dollar ($1) less than an amount that would subject Executive to the Excise Tax (the “Reduced Amount”); provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate Payment to be provided to Executive, determined on a net after-tax basis (taking into account the Excise Tax imposed, any tax imposed by any comparable provision of state law, and any applicable Federal, state and local income taxes). The reduction of the Payments to the Reduced Amount, if applicable, shall be made by reducing the payments and benefits in the following order: first, any cash severance Executive is entitled to (starting with the last payment due), then other cash amounts that are “parachute payments” within the meaning of section 280G of the Code (starting with the last payment due), then any acceleration of vesting of any equity award shall be deferred starting with the latest vesting tranches, and then any continued participation in the Company’s Health Benefit Plans shall be reduced.

(ii)	All determinations required to be made under this Section 5(f), including whether an Excise Tax is payable by Executive and the amount of such Excise Tax, and the assumptions to be used in arriving at such determinations shall be made by the Accountants (as defined below) which shall provide Executive and the Company with detailed supporting calculations within ten (10) days after a termination of Executive’s employment or such other event which results in a Payment which could be subject to the Excise Tax. For purposes of this Agreement, the “Accountants” shall mean Ernst & Young LLP or successor firm providing its services to the Company in connection with its annual audit. Any determination by the Accountants shall be binding upon the Company and Executive, including for purposes of withholding on amounts payable under this Agreement.”

11. The last two sentences of Section 8(b) of the Employment Agreement are hereby deleted in their entirety.

12. The following shall be added as a new subsection (d) to Section 8 of the Employment Agreement:

“(d)	With respect to any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” under Section 409A of the Code and the guidance issued thereunder, the Company represents and warrants that the applicable provisions of this Agreement are, and any actions taken by the Company with respect to amounts payable and benefits provided under the Agreement will be, in compliance with the applicable requirements of Section 409A of the Code and the guidance issued thereunder.”

13. Except as provided herein, all other terms and conditions of the Agreement shall remain in full force and effect. Executive hereby agrees and acknowledges that the terms of this Amendment shall not create or provide any grounds for payment of any benefits under Section 5(b) of the Employment Agreement or otherwise trigger any rights of Executive under the Employment Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of June 29, 2009.

EXECUTIVE

July 1, 2009	/s/ Irwin D. Simon
Irwin D. Simon

THE HAIN CELESTIAL GROUP, INC.

July 1, 2009	By:	/s/ Ira J. Lamel
	Name:	Ira J. Lamel
	Title:	Executive Vice President and Chief Financial Officer